Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Estimated Third Quarter 2019 Financial Results

BOCA RATON, Fla, October 23, 2019 – TherapeuticsMD, Inc. (NASDAQ:TXMD) (the “Company”) today announced its estimates of the financial results for the third quarter ended September 30, 2019.

For the three months ended September 30, 2019, the Company estimates that its consolidated net revenue from its prescription vitamin business will range from approximately $2.50 million to $2.60 million, compared to consolidated net revenue from its prescription vitamin business of approximately $2.80 million for the three months ended June 30, 2019. For the three months ended September 30, 2019, the Company estimates that its consolidated net revenue from sales of its U.S. Food and Drug Administration approved products IMVEXXY®, BIJUVA®, and ANNOVERA® will range from approximately $5.32 million to $5.70 million, compared to consolidated net revenue from sales of IMVEXXY and BIJUVA of approximately $3.3 million for the three months ended June 30, 2019. Sales of ANNOVERA commenced in August 2019. The Company estimates that its consolidated net revenue by product for the three months ended September 30, 2019 will be as follows:

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IMVEXXY consolidated net revenue for the three months ended September 30, 2019 will range from approximately $4.5 million to $4.8 million, compared to approximately $3.1 million for the three months ended June 30, 2019;

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BIJUVA consolidated net revenue for the three months ended September 30, 2019 will range from approximately $450,000 to $500,000, compared to approximately $134,000 for the three months ended June 30, 2019; and

•	ANNOVERA consolidated net revenue for the three months ended September 30, 2019 will range from approximately $375,000 to $400,000.

The Company estimates that, as of September 30, 2019, it had approximately $155.3 million of cash and cash equivalents. As a result of the Company’s commercial sales of ANNOVERA, as of September 30, 2019, the Company had accrued a current liability of $20 million representing the milestone payment due to the Population Council under the Company’s license agreement for ANNOVERA. The Company expects to pay this milestone in the fourth quarter of 2019.

The foregoing amounts are unaudited and preliminary, and do not present all information necessary for an understanding of the Company’s financial condition as of September 30, 2019. The review of the Company’s consolidated financial statements for the three months ended September 30, 2019 is ongoing and could result in changes to these amounts due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the consolidated financial statements for the three months ended September 30, 2019 are finalized and publicly released. The Company’s independent registered public accounting firm, Grant Thornton LLP, has not audited, reviewed, or compiled these estimates.

TherapeuticsMD has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues.

Forward Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXYTM, ANNOVERATM, BIJUVATM and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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Investor Contact

Nichol Ochsner

Vice President Investor Relations

561-961-1900 Ext. 2088

nochsner@TherapeuticsMD.com